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                                                                    EXHIBIT 99.1

CONTACT:
THOMAS S. MCHUGH
CHIEF FINANCIAL OFFICER
314-216-2673


COMPANY PRESS RELEASE

     HUTTIG BUILDING PRODUCTS ANNOUNCES LAWSUIT AGAINST THE RUGBY GROUP LTD.

CHESTERFIELD, MO APRIL 19, 2002 /PRNewswire/ -- Huttig Building Products, Inc. (NYSE: HBP) today announced that it has filed a lawsuit against The Rugby Group Ltd., its principal stockholder, and Rugby IPD Corp., a subsidiary of The Rugby Group Ltd., alleging that they have breached their contractual obligations to indemnify and defend Huttig against liabilities and claims arising out of a business that was acquired by Rugby Building Products, Inc. in 1994. That business, among others, was excluded when Huttig acquired Rugby USA, Inc. and its subsidiary, Rugby Building Products, Inc., from The Rugby Group in December of 1999. The complaint seeks damages, including the costs relating to the recent settlement and legal expenses of an asbestos-related products liability lawsuit, and also seeks a declaratory judgment that The Rugby Group and Rugby IPD are obligated to indemnify and defend Huttig for all liabilities and commitments attributable to the businesses that were excluded when it purchased Rugby USA.

Huttig Building Products is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 57 distribution centers serving 46 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.